FORM 4

             U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

       Filed pursuant to Section 16(a) of the Securities
                      Exchange Act of 1934


1. Name and Address of Reporting Person:


 Kalin                         Richard S.
-----------------------------------------------------------------
(Last)                           (First)


26 Hampshire Drive, Hudson        NH             03051
-----------------------------------------------------------------
(Street)                 (City)      (State)          (Zip)

2. Issuer Name and Ticker or Trading Symbol:


  Micronetics, Inc./NOIZ
-----------------------------------------------------------------

3. IRS or Social Security Number of Reporting Person (Voluntary):


-----------------------------------------------------------------

4. Statement for Month/Year:

  March/2003
-----------------------------------------------------------------

5. If Amendment, Date of Original (Month/Year):


-----------------------------------------------------------------

6. Relationship of Reporting Person to Issuer (Check all applicable):

[x]   Director
[x]   10% Owner
[x]   Officer (give title below)
[ ]   Other (Specified below)

President
--------------------------------


Table I - Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned:

1. Title of Security:

 Common Stock
-----------------------------------------------------------------
 Common Stock
-----------------------------------------------------------------
 Common Stock
-----------------------------------------------------------------

2. Transaction Date:

   3/25/03
-----------------------------------------------------------------
   3/26/03
-----------------------------------------------------------------
   3/26/03
-----------------------------------------------------------------
(Month/Day/Year)

3. Transaction Code:

   Code
   ----
     X
-----------------------------------------------------------------
     X
-----------------------------------------------------------------
     X
-----------------------------------------------------------------

4. Securities Acquired (A) or Disposed of (D):

Amount            (A) or (D)           Price
------            ----------           -----
 7,500            (A)                  $1.625
-----------------------------------------------------------------
 2,000            (A)                  $1.625
-----------------------------------------------------------------
 4,000            (A)                  $2.3125
-----------------------------------------------------------------

5. Amount of Securities Beneficially Owned at End of Month:

    1,259,035*
-----------------------------------------------------------------

6. Ownership Form-Direct (D) or Indirect (I):

     D
-----------------------------------------------------------------
7. Nature of Indirect Beneficial Ownership:

     -
-----------------------------------------------------------------


Table II - Derivative Securities Acquired, Disposed of, or
Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities):

1. Title of Derivative Security:

   Stock Option
-----------------------------------------------------------------
   Stock Option
-----------------------------------------------------------------
   Stock Option
-----------------------------------------------------------------
   Stock Option
-----------------------------------------------------------------

2. Conversion or Exercise Price of Derivative Security:

     $1.625
-----------------------------------------------------------------
     $1.625
-----------------------------------------------------------------
     $2.3125
-----------------------------------------------------------------
     $3.85
-----------------------------------------------------------------

3. Transaction Date (Month/Day/Year):

   3/25/03
-----------------------------------------------------------------
   3/26/03
-----------------------------------------------------------------
   3/26/03
-----------------------------------------------------------------
   3/27/03
-----------------------------------------------------------------

4. Transaction Code:

      X
-----------------------------------------------------------------
      X
-----------------------------------------------------------------
      X
-----------------------------------------------------------------
      A
-----------------------------------------------------------------


5. Number of Derivative Securities Acquired (A) or Disposed of
(D):

    7,500 (D)
-----------------------------------------------------------------
    2,000 (D)
-----------------------------------------------------------------
    4,000 (D)
-----------------------------------------------------------------
   25,000 (A)
-----------------------------------------------------------------

6. Date Exercisable and Expiration Date (Month/Day/Year):

5/10/99                                5/10/03
-----------------------------------------------------------------
5/10/99                                5/10/03
-----------------------------------------------------------------
6/16/98                                6/16/03
-----------------------------------------------------------------
3/20/03                                4/20/07
-----------------------------------------------------------------
(Date Exercisable)                   (Expiration Date)

7. Title and Amount of Underlying Securities:

Common Stock                        7,500
-----------------------------------------------------------------
Common Stock                        2,000
-----------------------------------------------------------------
Common Stock                        4,000
-----------------------------------------------------------------
Common Stock                       25,000
-----------------------------------------------------------------
(Title)                   (Amount or Number of Shares)

8. Price of Derivative Security:

    -
-----------------------------------------------------------------
    -
-----------------------------------------------------------------
    -
-----------------------------------------------------------------
    -
-----------------------------------------------------------------

9. Number of Derivative Securities Beneficially Owned at End of
Month:

199,750
-----------------------------------------------------------------

10. Ownership Form of Derivative Security: Direct (D) or Indirect
(I):

  D
-----------------------------------------------------------------
  D
-----------------------------------------------------------------
  D
-----------------------------------------------------------------
  D
-----------------------------------------------------------------

11. Nature of Indirect Beneficial Ownership:

   -
-----------------------------------------------------------------
   -
-----------------------------------------------------------------
   -
-----------------------------------------------------------------
   -
-----------------------------------------------------------------

Explanation of Responses:

* Includes (i) options to purchase an aggregate of 199,750 shares of Common Stock of Micronetics, Inc. (the "Common Stock") whether or not presently exercisable; (ii) 10,000 shares of Common Stock owned by his minor son; and (iii) 417,850 shares of Common Stock and options to purchase 3,750 shares of Common Stock owned by Mr. Kalin's spouse whether or not presently exercisable as to which he disclaims beneficial ownership.



/s/Richard S. Kalin                             3/27/03
-----------------------------                 ------------
Signature of Reporting Person                    Date